Free Writing Prospectus

Filed Pursuant to Rule 433

Filed September 5, 2019

Registration Statement Nos. 333-228632

and 333-228632-03

Free Writing Prospectus dated September 5, 2019

AmeriCredit Automobile Receivables Trust 2019-3

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from DBRS, Inc., or DBRS, and S&P Global Ratings, or S&P, in order to be issued.

	DBRS	S&P
Class A-1 Notes	R-1 (high) (sf)	A-1+ (sf)
Class A-2-A Notes	AAA (sf)	AAA (sf)
Class A-2-B Notes	AAA (sf)	AAA (sf)
Class A-3 Notes	AAA (sf)	AAA (sf)
Class B Notes	AA (sf)	AA (sf)
Class C Notes	A (sf)	A (sf)
Class D Notes	BBB (sf)	BBB (sf)

Joint Bookrunners

Citigroup	Deutsche Bank Securities	Mizuho Securities	NatWest Markets

Co-Managers solely with respect to the Class A Notes

Barclays	Morgan Stanley	MUFG	RBC Capital Markets

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.